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EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

    We consent to incorporation by reference in the registration statement on Form S-3 to be filed with the Securities and Exchange Commission on or about July 16, 2001 by Metron Technology N.V. of our report dated July 6, 2000, relating to the consolidated balance sheets of Metron Technology N.V. and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 2000, which report appears in the May 31, 2000 annual report on Form 10-K of Metron Technology N.V., as amended, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Mountain View, California July 16, 2001

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  EXHIBIT 23.1
CONSENT OF KPMG LLP, INDEPENDENT AUDITORS